Exhibit 2.2

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of June 22, 2006, by and among International Spirits, LLC, a limited liability company organized and existing under the laws of the State of Nevada or its assigns (“Purchaser”); New World Brands, Inc., a Delaware corporation (“Seller”); and International Importers, Inc., a Florida corporation (the “Company”).

R E C I T A L S :

A.           The Seller is the record and beneficial owner of all of the issued and outstanding capital stock of the Company.

B.           The Seller and the Company import wine and spirits for distribution in the United States (“Business”).

C.           Purchaser wishes to purchase, and Seller is willing to sell and convey, all of the issued and outstanding shares of the Company owned by Seller in exchange for the Purchase Price (as defined herein), and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties, intending legally to be bound, agree as follows:

AGREEMENT

1.            Purchase and Sale. At the Closing (as hereinafter defined), and subject to the terms and condition of this Agreement, Seller agrees to sell, assign, convey and deliver to the Purchaser, and the Purchaser agrees to purchase, acquire and accept from the Seller, all of the issued and outstanding shares of capital stock of the Company (the “Shares”), free and clear of any and all liens, claims, encumbrances, pledges, security interests, adverse claims, preferential arrangements or restrictions of any kind (collectively, “Encumbrances”).

2.            Purchase Price. Upon the terms and subject to the conditions of this Agreement, the parties agree that the aggregate purchase price for the Shares shall be an amount equal to $500,000 (the “Purchase Price”), which amount shall be payable to the Seller at Closing in cash by cashier’s check or wire transfer of immediately available funds.

3.            The Closing.

3.1          The closing of the transactions contemplated hereby (the “Closing”) shall occur simultaneously with the consummation of the asset purchase (the “Asset Purchase”) contemplated by that certain Asset Purchase Agreement dated of even date herewith between Qualmax, Inc. and Seller (the “Asset Purchase Agreement”). The date on which the Closing actually takes place shall be the “Closing Date.” In conjunction with the Asset Purchase, the Seller will make a “closing-of-the-books-election” under Treasury Regulation Section 1.382-6(b). For purposes of Section 382 of the Internal Revenue Code of 1986, as amended, the transactions contemplated by this Agreement and the Asset Purchase shall be treated as occurring in the pre-change period as defined in Treasury Regulation Section 1.382-6(g)(2).

3.2          At the Closing, the Seller shall deliver to the Purchaser certificates representing all of the Shares, duly endorsed for transfer or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto and canceled, and such other instruments as shall reasonably be required to transfer to the Purchaser all right, title and interest in and to the Shares, free and clear of any and all Encumbrances. All such certificates, stock powers and instruments shall be in form and substance reasonably satisfactory to the Purchaser.

3.3          At the Closing, Purchaser shall deliver to Seller the Purchase Price due at Closing by wire transfer of immediately available funds to an account specified by the Seller or by cashier’s check, and such other documents as may be reasonably requested by Seller in order to consummate the transactions contemplated by this Agreement.

3.4          Each of the parties shall use their respective reasonable best efforts to take all such action as may be necessary or appropriate in order to effectuate the Closing as promptly as possible. If, on or at any time after the Closing Date, any further reasonable action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with full right, title and possession of the Shares, the Seller shall take, and shall ensure that the officers of the Seller are fully authorized, in the name of the Seller or otherwise, to take, and shall take, all such lawful and necessary action.

4.            Seller’s Representations and Warranties. In order to induce Purchaser to enter into this Agreement and purchase the Shares, Seller makes the following representations and warranties to Purchaser, which representations and warranties shall be true and correct as of the Closing Date as well as on the date hereof:

4.1          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

4.2          Seller has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity. Neither the execution nor delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby requires the approval or consent of any third party.

4.3          Seller is the only legal, record and beneficial owner of the Shares and the assets owned by the Company or Seller in connection with the operation of the Business (the “Assets”). The Shares are free and clear of all Encumbrances. Upon the conveyance of the Shares, Purchaser will be vested with legal and valid title to the Shares, free and clear of all Encumbrances.

4.4          The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement will not conflict with, or constitute or result in a breach, default or violation of (i) any law, ordinance, regulation or rule applicable to Seller; (ii)

any order, judgment, injunction or other decree by which Seller is bound; or (iii) any written or oral contract, agreement, or commitment to which Seller is a party; nor will such execution, delivery and performance result in the creation of any lien or encumbrance upon the Shares. The Seller does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any governmental authority in order for the parties to consummate the transactions contemplated by this Agreement.

4.5          The Seller is in compliance with all applicable federal, state, local or foreign laws, ordinances, regulations, rules, orders, decrees or other requirements, restrictions or rules of law (including, without limitation, with respect to affiliate transactions) relating to the Shares and the conduct of the Business, and the Seller has not has been charged at any time with a violation of any such laws or governmental order relating to the Shares or the conduct of the Business.

4.6          There is no broker or finder or other person who has any valid claim against the Seller, the Company, the Purchaser, any of their respective affiliates or any of their respective assets for a commission, finders’ fee, brokerage fee or other similar fee in connection with this Agreement, or the transactions contemplated hereby, by virtue of any actions taken by on or behalf of the Seller, the Company, or any of their respective officers, employees, independent contractors or agents.

4.7          No representation or warranty by the Seller contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of the Seller to the Purchaser or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. There is no fact known to the Seller that has not been disclosed by the Seller to the Purchaser that might reasonably be expected to have or result in a material adverse effect on the Shares.

4.8          Immediately prior to the Closing, the Seller’s ownership of the Company will be evidenced solely by the Shares and the sale, assignment, conveyance and delivery of the Shares to the Purchaser pursuant to this Agreement will transfer all of the Seller’s and its affiliates’ ownership interests in the Assets and the Business.

5.            Company’s Representations and Warranties. In order to induce Purchaser to enter into this Agreement and purchase the shares, the Company makes the following representations and warranties to Purchaser, which representations and warranties shall be true and correct as of the Closing Date as well as on the date hereof:

5.1          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

5.2           The Company has full power and authority to enter this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity. Neither the execution nor delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby requires the approval or consent of any third party.

5.3          The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value. There are no other authorized classes or series of capital stock or other equity securities of the Company. All of the shares of common stock of the Company were validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any shareholder. There are no outstanding agreements or contracts that require the Company to issue or sell any shares of common stock or other capital stock or equity securities of the Company, or any securities convertible into shares of capital stock of the Company. The Shares represent 100% of the outstanding capital stock of the Company.

5.4          The Seller is the record and beneficial owner of all of the issued and outstanding shares of capital stock of the Company free and clear of any and all Encumbrances.

5.5          There are no outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of any shares of capital stock or other ownership interests in the Company or any securities convertible into or evidencing the right to purchase any shares of capital stock or other ownership interests in the Company. As of the date hereof, all employee stock options have been cancelled. The Company has no outstanding stock appreciation rights or phantom stock plans, nor has it reserved any shares of capital stock for issuance upon exercise or conversion of any rights, options or warrants to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock.

6.            Purchaser’s Representations and Warranties. In order to induce the Seller to enter into this Agreement and sell the Shares, Purchaser makes the following representations and warranties to the Seller, which representations and warranties shall be true and correct as of the Closing Date as well as the date hereof:

6.1          The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. It has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as it will now be conducted.

6.2          Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity. Neither the execution nor delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby requires the approval or consent of any third party.

6.3          The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement will not conflict with, or constitute or result in a breach, default or violation of (i) the Articles of Organization or Operating Agreement of Purchaser; (ii) any law, ordinance, regulation or rule applicable to Purchaser; (iii) any order, judgment, injunction or other decree by which Purchaser is bound; or (iv) any written or oral contract, agreement, or commitment to which Purchaser is a party.

6.4          There is no broker or finder or other person who has any valid claim against the Purchaser, the Company, the Seller, any of their respective affiliates or any of their respective shares for a commission, finders’ fee, brokerage fee or other similar fee in connection with this Agreement, or the transactions contemplated hereby, by virtue of any actions taken by on or behalf of the Purchaser or any of its officers, employees, independent contractors or agents.

6.5          No representation or warranty by the Purchaser contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of the Purchaser to the Seller or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. There is no fact known to the Purchaser that has not been disclosed by the Purchaser to the Seller that might reasonably be expected to have or result in a material adverse effect on the Shares.

7.            Certain Covenants and Other Agreements of the Parties. The Seller, Purchaser, and the Company, as applicable, hereby covenant to and agree with one another as follows:

7.1          The parties will use their best efforts, and will cooperate with one another, to secure all necessary consents, approvals, authorizations and exemptions from governmental agencies and other third parties and to obtain the satisfaction of the conditions specified in this Agreement, as shall be required in order to enable the parties to effect the transactions contemplated by this Agreement, including the filing of assignments or other Conveyance Documents required with the U.S. Patent and Trademark Office and foreign patent offices as applicable to the Company’s intellectual property rights.

7.2          To the extent that there are any intellectual property assets of the Company registered in the name of Seller, prior to the Closing Date, Seller and the Company will make arrangements to have them transferred to the name of the Company. Moreover, Seller will notify all attorneys handling the prosecution of the Company’s intellectual property assets to continue such efforts for the benefit of the Company and Purchaser following the Closing.

7.3          At all times following the Closing Date, the Seller and any corporation, partnership or trust controlled, directly or indirectly, by the Seller shall maintain the confidentiality of, and shall not use for the benefit of itself or others, any confidential information concerning the Business, including but not limited to, lists (whether or not in writing) of the Company’s current or potential customers, any other information about the

Company’s executives and employees, financial information (whether or not in writing), marketing techniques, trade secrets, names of creditors or partners, proposed transactions, market projections, price lists, pricing policies, and the Company’s business methods, contracts and contractual relations with the Company’s customers and suppliers, future business plans and models and other confidential and proprietary information relating to the business and operations of the Company (the “Confidential Information”). Any and all information disclosed by the Purchaser to the Seller as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to the Seller, shall also be deemed Confidential Information for purposes of this Section 7.3. Notwithstanding the foregoing, this paragraph shall not restrict (i) disclosure by Seller or Purchaser of any Confidential Information required by applicable law, statute, rule or regulation or any court of competent jurisdiction, provided that the non-disclosing party is given notice and an adequate opportunity to contest such disclosure, (ii) any disclosure on a confidential basis to the respective attorneys, accountants, lenders and investment bankers of the parties, (iii) any disclosure of information which is available publicly as of the date of this Agreement, or which, after the date of this Agreement, becomes available publicly through no fault of the disclosing party, which is disclosed to either party by another person who acquired it from a third party without an obligation of confidentiality to the Purchaser or the Seller or which is independently developed by an employee of either party who had no access to such information, (iv) the respective parties’ use of such information to protect or enforce their rights under this Agreement, in connection with tax or other regulatory filings or their use of such information to protect their rights against any third party, and (v) the parties’ (and their respective affiliates) use of such information in the conduct of their own businesses if and to the extent not prohibited by this Section.

7.4          Seller shall take all such action as is required to cause all Assets and liabilities relating to the Business of or in the name of Seller to be legally and validly transferred to the Company prior to the Closing.

7.5          Seller shall use its reasonable best efforts to cause the Company to comply with all of its agreements and covenants contained herein required to be complied with at or prior to the Closing Date.

8.            Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as may be waived by the Purchaser in its sole discretion:

8.1          All conditions precedent to the Asset Purchase as set forth in the Asset Purchase Agreement shall have been satisfied or waived in full.

8.2          The Seller and the Company shall have complied in all material respects with all of its agreements and covenants contained herein required to be complied with at or prior to the Closing Date, and all of its representations and warranties contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

8.3          All action (including notifications and filings) that shall be required to be taken by the Seller and the Company in order to consummate the transactions contemplated hereby shall have been taken and all consents, approvals, authorizations and exemptions from third parties that shall be required in order to enable the parties to consummate the transactions contemplated hereby shall have been duly obtained.

8.4          No order of any court or governmental or regulatory authority or body which restrains or prohibits the transactions contemplated hereby shall be in effect on the Closing Date and no suit or investigation by any government agency to enjoin the transactions contemplated hereby or seek damages or other relief as a result thereof shall be pending or threatened as of the Closing Date.

8.5          The Purchaser shall have received all of the documents and items required to be delivered at Closing as provided above. There shall have been no material adverse change in the Business, or the financial condition, assets, liabilities, or operations of the Company or the Shares since the date of this Agreement and no event shall have occurred and no condition or circumstance shall exist that could reasonably be expected to give rise to any such material adverse change.

8.6          The Board of Directors of the Seller shall have been advised by Capitalink LLC to the effect that in its opinion, as of the date of such opinion, the simultaneous consummation of the transctions contemplated by the Asset Purchase Agreement and this Agreement is fair to the holders of the shares of Seller’s common stock from a financial point of view.

9.            Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as may be waived by the Seller in its sole discretion:

9.1          The Purchaser shall have complied in all material respects with all of its agreements and covenants contained herein required to be complied with at or prior to the Closing Date, and all of its representations and warranties contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

9.2          All action (including notifications and filings) that shall be required to be taken by the Purchaser in order to consummate the transactions contemplated hereby shall have been taken and all consents, approvals, authorizations and exemptions from third parties that shall be required in order to enable the parties to consummate the transactions contemplated hereby shall have been duly obtained.

9.3          No order of any court or governmental or regulatory authority or body which restrains or prohibits the transactions contemplated hereby shall be in effect on the Closing Date and no suit or investigation by any government agency to enjoin the transactions contemplated hereby or seek damages or other relief as a result thereof shall be pending or threatened as of the Closing Date.

9.4          The Seller shall have received all of the documents and items required to be delivered at Closing as provided above.

9.5          All conditions precedent to the Asset Purchase as set forth in the Asset Purchase Agreement shall have been satisfied or waived in full.

9.6          The Board of Directors of the Seller shall have been advised by Capitalink LLC to the effect that in its opinion, as of the date of such opinion, the simultaneous consummation of the transctions contemplated by the Asset Purchase Agreement and this Agreement is fair to the holders of the shares of Seller’s common stock from a financial point of view.

10.           Termination.

10.1       This Agreement may be terminated at any time prior to the Closing by either the Seller or the Purchaser:

i.	upon mutual written consent; or
ii.	if the transactions contemplated hereby shall not have been consummated by August 31, 2006.

10.2       In the event of the termination of this Agreement pursuant to this Section 10, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders, except that Section 7.3 and Section 11, and this Section 10 shall survive termination indefinitely. Notwithstanding the foregoing, nothing herein shall relieve the Seller or the Purchaser from liability for any willful breach hereof or willful misrepresentation herein.

11.          Expenses. Whether or not the transactions contemplated hereby are consummated, each of the parties hereto will pay, except as otherwise provided herein, its respective expenses, income and other taxes, and costs (including without limitation, the fees, disbursements and expenses of attorneys, accountants and consultants) incurred by it in negotiating, preparing, closing and carrying out this Agreement and the transactions contemplated by this Agreement, provided Purchaser shall pay any and all sales taxes, if any, for the sale of the Shares.

12.          Public Announcements. Except as otherwise required by law or the rules of any stock exchange or automated quotation system, the parties shall not issue any report, statement or press release or otherwise make any public announcement with respect to this Agreement and the other transactions contemplated hereby without prior consultation with and approval of the other parties hereto (which approval shall not be unreasonably withheld). Notwithstanding the foregoing, any party may at any time furnish any required information to the U.S. Securities and Exchange Commission regarding this Agreement or the transactions contemplated hereby

13.          Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the facsimile numbers specified below or to such other address or facsimile number for a party as shall be specified by like notice.

If to Purchaser:

2019 SW 20th Street, Suite 102

Ft. Lauderdale, FL 33315

Facsimile: (954) 713-0354

Attention: Mr. Mark Weber

-- with a copy to --

Adelberg Rudow, Dorf & Hendler, LLC

7 Saint Paul Street, Suite 600

Baltimore, MD 21202

Facsimile: (410) 539-5834

Attention: David B. Rudow, Esquire

If to the Company or Seller:

c/o New World Brands, Inc.

2019 SW 20th Street, Suite 102

Ft. Lauderdale, FL 33315

Facsimile: (954) 713-0354

Attention: Mr. Mark Weber

-- with a copy to --

Adorno & Yoss LLP

2525 Ponce de Leon Boulevard, Suite 400

Miami, Florida 33134-6012

Facsimile: (305) 460-1000

Attention: Linda C. Frazier, Esquire

14.          Entire Agreement. This Agreement, along with all exhibits and schedules thereto, constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

15.          Benefits; Binding Effect; Assignment. This Agreement is for the benefit of and binding upon the parties hereto, their respective successors and, where applicable, assigns. Neither party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior approval of the other party; provided, however, that the Purchaser shall be entitled to assign its right to purchase the Shares, in whole or in part, to an affiliate of the Purchaser.

16.         Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

17.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

18.          No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person or entity other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

19.          Counterparts. This Agreement may be executed by facsimile and in any number of counterparts and by the parties hereto in separate counterparts, each of which will be deemed to be one and the same instrument.

20.          Litigation. If any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney fees, paralegal fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. Any such legal action shall be brought in courts of competent jurisdiction located in Broward County, Florida.

21.          Remedies Cumulative. No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy is cumulative and is in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

22.          Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Florida.

23.          Further Assurance. The parties to this Agreement shall execute and deliver any other instruments or documents and take any further actions after the execution of this

Agreement, which may be reasonably required for the implementation of this Agreement and the transactions contemplated hereby.

24.          Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all published rules and regulations promulgated thereunder, unless the context requires otherwise.

25.          Survival. Except as otherwise specifically provided in this Agreement, the representations and warranties contained herein shall terminate at the Closing or upon the termination of this Agreement. Except as otherwise specifically provided in this Agreement, all covenants and agreements of the parties herein shall terminate at the Closing or upon the termination of this Agreement, provided that any covenant or agreement in this Agreement which contemplates performance after the Closing shall survive the Closing in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

PURCHASER:

INTERNATIONAL SPIRITS, LLC

By:	/s/ Selvin Passen, M.D.
Name:	Selvin Passen, M.D.
Title:	Managing Member

SELLER:

NEW WORLD BRANDS, INC.

By:	/s/ Mark A. Weber
Name:	Mark A. Weber
Title:	Chief Financial Officer

COMPANY:

INTERNATIONAL IMPORTERS, INC.

By:	/s/ Mark A. Weber
Name:	Mark A. Weber
Title:	Chief Financial Officer